Exhibit 5.1

November 25, 2020

Microbot Medical Inc.

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Microbot Medical Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance from time to time of up to an aggregate of 1,420,652 shares (the “Shares”) of the Company’s common stock, $0.01 par value, pursuant to the Company’s 2020 Omnibus Performance Award Plan (the “Plan”).

In arriving at the opinions expressed below, we have examined and relied on the following documents:

(i) the Registration Statement;

(ii) the Plan;

(iii) the Restated Certificate of Incorporation of the Company, and all amendments thereto;

(iv) the Amended and Restated By-Laws of the Company in force as of the date hereof; and

(v) certain resolutions of the Board of Directors of the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that payment of the appropriate exercise price of the options issued under the Plan will be made at the time of exercise.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon issuance and delivery in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion is intended solely for the benefit of the Company and, without our prior written consent, this opinion may not be furnished to (by summary or otherwise) or relied upon by any person, firm or entity and may not be quoted or copied in whole or in part or otherwise referred to in any other document or communication or filed with any governmental agency or person, except as set forth herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ruskin Moscou Faltischek P.C.
RUSKIN MOSCOU FALTISCHEK P.C.